QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Jim Matthews Vice President, Treasurer 770-395-4577

Georgia Gulf Corporation Announces Closing of Refinancing Activities

        ATLANTA, Ga., December 3, 2003—Georgia Gulf Corporation (GGC) announced today that it has entered into an amendment to its senior credit facility which provides for a new seven-year $200 million term loan which matures in 2010 and increases the available borrowings under the revolving credit facility from $100 to $120 million.

        Georgia Gulf also announced it has completed the sale of $100,000,000 in principal amount of its 7 1/8% Senior Notes due 2013 in a private placement transaction.

        In addition, the Company announced it has accepted for payment all of its 10 3/8% Senior Subordinated Notes due 2007 that were tendered pursuant to the tender offer and consent solicitation which expired on Tuesday, December 2, 2003, at midnight. Holders of approximately 66% of the $200 million outstanding principal amount of the notes had tendered their notes and consented to amendments to the related indenture which have become operative.

        The funds from the new term loan, borrowings under the revolving credit facility, the proceeds of the 7 1/8% notes offering and a $25 million increase in the Company's receivables securitization program were used to repay the approximately $134 million existing term loan under the senior credit facility which had a scheduled maturity of 2007, pay the tender and consent payments of approximately $140 million relating to the 10 3/8% notes and related expenses and will provide the funds to redeem the remaining outstanding 10 3/8% notes. The Company has called the remaining 10 3/8% notes for redemption on December 21, 2003.

        The 7 1/8% notes have not been registered under the Securities Act of 1933 and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

        Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics.

# # #

        This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, availability of funds to redeem the remaining outstanding 10 3/8% notes, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.

QuickLinks

Georgia Gulf Corporation Announces Closing of Refinancing Activities